SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CAM COMMERCE SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
REPORT OF COMPENSATION COMMITTEE
PROPOSAL 2: CONFIRMATION OF INDEPENDENT AUDITORS
OTHER BUSINESS
ANNUAL REPORTS
SUBMISSION OF STOCKHOLDERS PROPOSALS
Appendix A

CAM COMMERCE SOLUTIONS, INC.
17075 Newhope Street, Suite A
Fountain Valley, California 92708

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 10, 2003

     The 2003 Annual Meeting of Stockholders of CAM COMMERCE SOLUTIONS, INC. (the “Company”), will be held on April 10, 2003 at 2:00 P.M. at the Company’s corporate offices located at 17075 Newhope Street, Suite A, Fountain Valley, California 92708 (the “Annual Meeting”) for the following purposes:

1.	To elect five (5) persons to serve on the Company’s Board of Directors who shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year ending September 30, 2003; and

3.	To transact such other business as may properly come before the Annual Meeting.

     Stockholders of record at the close of business on February 7, 2003 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A copy of the Annual Report of the Company for the fiscal year ended September 30, 2002 and a Proxy Statement accompany this notice.

By Order of the Board of Directors

Geoffrey D. Knapp Secretary February 7, 2003

IMPORTANT

     Whether or not you expect to be at the Annual Meeting, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Annual Meeting may withdraw their proxies and vote their shares personally if they so desire.

CAM COMMERCE SOLUTIONS, INC.
17075 Newhope Street, Suite A
Fountain Valley, California 92708

PROXY STATEMENT

Purpose

     CAM Commerce Solutions, Inc. (referred to in this Proxy Statement as “we” or “the Company”) is sending out this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”). We are mailing this Proxy Statement, proxy card and our 2002 Annual Report to stockholders on or about February 21, 2003.

     Proxies are being solicited to give all stockholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on the matters to be voted on at the Annual Meeting or any adjournment of that meeting.

Who Can Vote

     You can vote if you were a stockholder of record of the Company as of the close of business on February 7, 2003. Your shares can be voted at the Annual Meeting only if you are present or represented by a valid proxy.

Quorum

     A majority of the outstanding shares of our common stock as of the record date must be present, either in person or by proxy, in order for a quorum to be present to conduct the Annual Meeting. On February 7, 2003, the record date for stockholders entitled to vote at the Annual Meeting, 3,109,000 shares of our common stock were outstanding. Abstentions and “broker non-votes” (when a broker does not have authority to vote on a specific proposal) are counted as present in determining whether or not there is a quorum.

How to Vote

     You can vote your shares either by using the enclosed proxy card or by voting in person at the Annual Meeting by written ballot.

Voting by Proxy

     To vote your shares by proxy, complete and return the enclosed proxy card to us before the Annual Meeting. We will vote your shares as you direct on your proxy card. You can specify on your card whether your shares should be voted for all, some or none of the nominees for director listed on the card, and whether to ratify the appointment of Ernst & Young LLP as our independent auditors. You can abstain from any voting on either or both proposals.

     If you sign and return the proxy card, but do not specify how to vote, then we will vote your shares in favor of our nominees for director and in favor of ratifying Ernst & Young LLP as our independent auditors.

     If any other matters are properly presented at the Annual Meeting for consideration, then the Company officers named on your proxy card will have discretion to vote for you on those matters. As of the date of this Proxy Statement, we know of no other matters to be presented at the Annual Meeting.

Voting at the Annual Meeting

     Written ballots will be available from the Company’s Secretary at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, then you must obtain a proxy, executed in your favor, from the holder of record in order for you to vote your shares at the Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you do send in your proxy card, and also attend the Annual Meeting, then there is no need to vote again unless you wish to change your vote.

1

Revocation of Proxies

     You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can deliver a valid proxy with a later date; (2) you can notify the Company’s Secretary in writing at the address on the Notice of Annual Meeting that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Determining the Number of Votes You Have

     Your proxy card indicates the number of shares of common stock that you own. Each share of common stock has one vote.

Required Vote – Election of Directors

     Directors are elected by a plurality of the votes, which means the five nominees who receive the largest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of five director nominees. Cumulative voting is not permitted. If you do not vote for a particular nominee, or if you indicate that you want to withhold authority to vote for a particular nominee on your proxy card, then your vote will not count for or against the nominee.

     If any director nominee decides that he does not want to stand for this election, the persons named as proxies in your proxy card will vote for substitute nominees. As of the date of this Proxy Statement, we are not aware of any nominee who does not intend to stand for election.

Required Vote—Other Matters

     The affirmative vote of a majority of the shares present and entitled to vote is needed to ratify the appointment of Ernst & Young LLP as independent auditors and approve any other matters properly considered at the meeting.

Tabulation of Votes

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters. In addition, proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast with respect to those matters.

Cost of Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear to be desirable to do so, directors, officers and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone or in person to request that proxies be furnished. The Company may also reimburse persons holding stock as nominees for reasonable expenses in sending proxy material to their principals.

Stockholder List

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the business transacted at the meeting, during ordinary business hours on the date of the Annual Meeting at the Company’s offices at 17075 Newhope Street, Suite A, Fountain Valley, California 92708.

2

PROPOSAL 1: ELECTION OF DIRECTORS

     A total of five directors are to be elected at the Annual Meeting. Management has nominated Geoffrey D. Knapp, Walter W. Straub, David A. Frosh, Scott Broomfield and Donald A. Clark for election as directors, each to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. While the Company’s Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director of the Company, the proxies solicited hereby will be voted for such other persons as shall be designated by the Company’s Board of Directors should any nominee become unavailable to serve. The five nominees receiving the highest number of votes at the Annual Meeting will be elected. Stockholders are not entitled to cumulate their votes in the election of directors.

     Nominees

     Certain information regarding the current directors and nominees for election as directors of the Company appears below:

Name	Age	Position with the Company

Geoffrey D. Knapp	44	Chief Executive Officer, Chairman of the Board, and Secretary
Walter W. Straub	59	Director
David A. Frosh	44	Director
Scott Broomfield	45	Director
Donald A. Clark	52	Director, appointed in November 2002

     Geoffrey D. Knapp, founder of the Company, has been a Director, and Chief Executive Officer of the Company since its organization in September 1983. Mr. Knapp received a bachelor’s degree in marketing from the University of Oregon in 1980.

     Walter W. Straub has been a Director of the Company since May 1989. From October 1983 to the present he has also served as the President, Chief Executive and Director of Rainbow Technologies, Inc., a public company engaged in the business of designing, developing, manufacturing and marketing of proprietary computer related security products. Mr. Straub received a bachelor’s degree in electrical engineering in 1965 and a master’s degree in finance in 1970 from Drexel University. In May 1993, Mr. Straub was elected to the Board of Trustees of Drexel University.

     David A. Frosh has been a member of the board of directors since August 1991. He is presently the President of Sperry Van Ness, a commercial real estate brokerage firm. Mr. Frosh was employed by CAM Commerce as President from June 1996 to March 2001. From June 1990 to June 1996, Mr. Frosh was employed as sales executive for the national accounts division of Automatic Data Processing “ADP”. ADP provides computerized transaction processing, data communications and information services. From June 1988 to June 1990, Mr. Frosh served as Director of Marketing for Optima Retail Systems, a privately held company, which manufactured and marketed inventory control systems for the retail apparel industry. Mr. Frosh received a bachelor’s degree in marketing from Central Michigan University in 1980 and a master’s degree in business administration from Claremont Graduate School in 1999.

     Scott Broomfield has over 20 years business experience, with 15 years experience with high technology firms and companies in distress. He is presently the CEO of Visuale, a start-up software company specializing in solutions that enable businesses to rapidly deploy business systems that can be modified quickly to meet constantly changing business requirements. From 1998 through 2001, Mr. Broomfield was the CEO of Centura Software Corporation, a $55 million software company, where he was recruited to return capital for the investors. He was successful in the repositioning Centura to wireless computing and accomplished a ten-fold capital return to its major investors, before eventually selling the business to Platinum Equity Holdings. From 1989 through 1997, he was a principal with Hickey & Hill, Inc. a business turn around management firm. In this capacity, as a principal, he held senior operational, financial and advisory positions with Trilogy Systems, Dazix, DEC, Etec, InVision and Samsung. Mr. Broomfield holds an MBA from Santa Clara University.

     Donald A. Clark was appointed as a director of the Company by the board of directors in November 2002, following the resignation of Corley Phillips. Mr. Clark has over 30 years of experience in retail operations and selling to retail businesses. He presently is the President and CEO of C&C Companies, a private, diversified apparel marketing and manufacturing company. Mr. Clark has held various executive positions with C&C Companies since 1983. C&C Companies designs, manufactures, markets and distributes apparel and accessories under the brand names of Rusty and Sanuk USA. The company

3

directly distributes products in the USA and Canada. Mr. Clark attended the University of Arizona from 1968 to 1971 as a marketing and business major.

Recommendation

     The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the election of Messrs. Knapp, Straub, Frosh, Broomfield and Clark to the Board of Directors.

Executive Officers

     Certain information concerning the Company’s other executive officers, in addition to Mr. Knapp, is set forth below:

Name	Age	Position with the Company

Greg Freeze	43	Chief Operating Officer
Paul Caceres	42	Chief Financial Officer and Chief Accounting Officer

Greg Freeze is the Chief Operating Officer of the Company, hired in 1998 as Vice President of Software Support. Prior to joining the Company, Greg held numerous positions in several software companies including Ultimate Southern California (1985-1988), Legal Management Systems (1988-1995), and DataWorks (1995-1998). Positions held included: programmer/analyst; senior programmer analyst; classroom training manager; telemarketing manager; account executive; marketing manager and vice president. Mr. Freeze holds a bachelor’s degree in Business Administration and a MBA degree in International Business from California State University, Fullerton. He also holds the “Certified in Production and Inventory Management” title awarded by the American Production and Inventory Control Society.

Paul Caceres has been the Chief Financial Officer and Chief Accounting Officer of the Company since September 1987. From 1982 to 1987, Mr. Caceres worked in Public Accounting and was employed by Arthur Young & Company, the predecessor to Ernst & Young LLP, as an Audit Senior and in 1987, was promoted to Audit Manager. Mr. Caceres is a Certified Public Accountant, licensed in the state of California. He received a bachelor’s degree in business administration from the University of Southern California in 1982.

Subject to employment agreements of Mr. Caceres and Mr. Knapp described elsewhere in this proxy statement, officers serve at the discretion of the Board of Directors.

Board Committees and Meetings

     During the Company’s fiscal year ended September 30, 2002, the Board of Directors held four meetings. Each incumbent director attended 100% of the total number of meetings of the Board of Directors with the exception of Corley Phillips who attended 75% of the meetings.

     The Company has a Compensation Committee, which consists of Geoffrey D. Knapp, Walter Straub, and Scott Broomfield. The Compensation Committee consults with the Board of Directors concerning compensation for the Company’s executive officers. During fiscal 2002, the Compensation Committee held one meeting.

     The Company has an Audit Committee, which consists of Walter W. Straub, Scott Broomfield and Donald Clark, each of whom is neither an officer nor employee of the Company. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit and reviews the adequacy of the Company’s internal accounting controls. Its activities are described in more detail under “Report of the Audit Committee” below. The Audit Committee held four meetings during fiscal 2002.

     The Company has an Option Committee, which consists of Walter Straub, David Frosh, Scott Broomfield and Donald Clark. The Option Committee administers the Company’s 1993 Stock Option Plan and 2000 Stock Option Plan.

4

There is no nominating committee of the Board of Directors; the Board of Directors meets as a whole to nominate individuals for election as directors.

Report of the Audit Committee

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the Company’s internal controls, and the audit process. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The discussions included the quality, not just the acceptability of the accounting principles utilized, the reasonableness of significant accounting judgments, and clarity of disclosure.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Also, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee considered whether the independent auditors’ provision of non-audit related tax work is compatible with the auditors’ independence.

Audit Fees

     The aggregate fees billed to the Company for fiscal 2002 by Ernst & Young LLP were as follows:

Audit Fees	$60,000	*
Financial Information System Design & Implementation Fees	$0
All Other Fees	$38,000	**

     *Includes annual audit and quarterly reviews.

     **Includes tax return preparation work and tax planning.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended September 30, 2002, for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee

Walter Straub Scott Broomfield Donald Clark

     The Report of the Audit Committee is not deemed “soliciting material”, to be “filed” with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933 or the Securities Exchange Act of 1934 (together the “Acts”), except to the extent that the Company specifically requests that the report be treated as soliciting material or specifically incorporates by reference into a document filed under either of the Acts.

5

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 2002, certain information regarding ownership of the Company’s Common Stock by (i) each person that the Company knows is the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) each director and executive officer of the Company who owns Common Stock and (iii) all directors and officers as a group.

		Shares Beneficially Owned

	Name and Address of	Amount & Nature of
Title of Class	Beneficial Owner(1)	Beneficial Owner(2)	Percentage of Class (3)

Common Stock	Geoffrey Knapp	524,000	15.5%
Common Stock	Paul Caceres	42,000	1.2%
Common Stock	Walter Straub	114,000	3.4%
Common Stock	David Frosh	27,000	*
Common Stock	Donald Clark	3,000	*
Common Stock	Scott Broomfield	15,000	*
Common Stock	Greg Freeze	12,000	*
Common Stock	All Directors and Officers as a Group (of 7 persons)	737,000	21.8%

     *     less than 1%

(1)	The address of each beneficial owner is in care of CAM Commerce Solutions, Inc., 17075 Newhope Street, Fountain Valley, California 92708.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from the date hereof, are deemed outstanding. The total amount of these shares with respect to which all of the above have rights to acquire beneficial ownership in sixty (60) days are as follows: Geoffrey Knapp 102,000; Paul Caceres 42,000; Walter Straub 74,000; David Frosh 27,000; Donald Clark 3,000; Scott Broomfield 15,000; and Greg Freeze 12,000. To the knowledge of the Company, each person named in the table has the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person or entity.

(3)	The percentage of ownership of the class of voting securities in the above table has been calculated by dividing (i) the aggregate number of shares of such class actually owned plus all shares of such class which may be deemed to be “beneficially owned,” by (ii) the number of shares of such class actually outstanding plus the number of shares of such class such “beneficial owner” may be deemed to “beneficially own” assuming no other acquisitions of shares of such class through the exercise of any option, warrant or right by any other person.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission “SEC”. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that all officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements during the fiscal year ended September 30, 2002.

6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     During the 2002 fiscal year, the non-employee directors were each granted options to purchase 7,500 shares of common stock at an exercise price of $4.35 per share, which represents fair market value on the date of grant. The non-employee directors are Walter Straub, David Frosh, Scott Broomfield and Donald Clark. Mr. Clark was appointed to the board in November 2002. He was granted options to purchase 3,000 shares of common stock at an exercise price of $3.41 per share for serving a partial term. These directors were also reimbursed for their expenses in attending meetings of the Board of Directors.

     Officers serve at the discretion of the Board of Directors.

Compensation of Officers

     The following table sets forth information concerning compensation paid by the Company for services rendered to the Company during fiscal year ended September 30, 2002, and the prior two fiscal years, to the Company’s Chief Executive Officer and each additional executive officer whose total compensation exceeded $100,000 (each “Named Executive Officer”):

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation
					Awards
Name and					Securities	(2)
Principal			(1)	Other Annual	Underlying Options/	All Other
Position	Year	Salary	Bonus	Compensation	SARs (#)	Compensation

Geoffrey Knapp	2002	$252,000	$—	—	0	$0
Chairman of the	2001	$266,000	$—	—	0	$2,000
Board and CEO	2000	$242,000	$—	—	50,000	$8,000
Paul Caceres	2002	$155,000	$—	—	0	$0
CFO and CAO	2001	$141,000	$—	—	15,000	$5,000
	2000	$141,000	$—	—	15,000	$4,000
Greg Freeze Chief Operating	2002	$103,000	$—	—	0	$0
Officer (3)	2001	$96,000	$—	—	15,000	$0

(1)	Bonuses paid to the Named Executive Officers are pursuant to annual incentive compensation programs established each year for selected employees of the Company, including the Company’s executive officers. Under this program, performance goals, relating to such matters as sales growth, gross profit margin and net income as a percentage of sales and individual efforts were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Company and the individual achieved or exceeded the performance goals. No bonuses were paid in fiscal years 2000 to 2002, because the net income goals were not met.

(2)	All other compensation consists of interest on employee notes payable to the Company and the amortization of the notes that was declared compensation during the year.

(3)	Mr. Freeze was promoted as Chief Operating Officer of the Company in fiscal 2001.

7

Stock Options Granted and Exercised During 2002

There were no stock options granted to the Company’s executive officers in fiscal 2002.

The following table sets forth certain information concerning options exercised by the Named Executive Officers during the fiscal year covered by this report, and outstanding options at the end of such year held by the Named Executive Officers.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

Value of Unexercised
	Shares		Number of Unexercised	In-the-Money Options at
	Acquired on	Value (1)	Options at Sept. 30, 2002	Sept. 30, 2002
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Geoff Knapp	10,000	$11,000	97,000/23,000	$74,000/$--
Greg Freeze	—	—	5,000/10,000	$ --/$--
Paul Caceres	—	—	38,000/17,000	$19,000/$--

(1)	Market value of the underlying securities at the exercise date minus the exercise price of the options.

Certain Transactions and Compensation Arrangements.

     Since 1997, the Company has leased a building in Henderson, Nevada from the Chief Executive Officer of the Company, Geoffrey Knapp. The Company paid $148,000 in lease payments to Mr. Knapp during the fiscal year ended September 30, 2002.

Employment agreements

     In 1996, the Company entered into employment agreements with Geoffrey Knapp, Chief Executive Officer, and Paul Caceres, Chief Financial Officer. The agreements call for the officers to serve in their respective executive positions for 12 month terms and renew automatically on an annual basis. The agreement’s terms currently include a minimum annual base salary of $243,000 for Mr. Knapp and $150,000 for Mr. Caceres. The agreements also include a provision for annual bonus to be paid based on achieving annual performance goals.

Change in Control agreements

     The Company has change in control agreements in place with Geoffrey Knapp, Chief Executive Officer, and Paul Caceres, Chief Financial Officer. The agreements call for the officers’ position, duties, title, authority and responsibilities to be at least commensurate with those held prior to any change in control. If the executive is terminated without cause after the change in control, the officer will receive payments equal to 299% of their base salary and bonus based on the executive’s compensation from prior year. The term of the agreement is for 12 month terms and renews on an annual basis.

     There are no arrangements or understandings by or between any director or executive officer and any other person(s), pursuant to which he or she was or is to be selected as a director or officer, respectively.

8

REPORT OF COMPENSATION COMMITTEE

TO: THE BOARD OF DIRECTORS

As members of the Compensation Committee, it is our duty to review and recommend the compensation levels for members of the Company’s management, evaluate the performance of management and administer the Company’s various incentive plans. This Committee has reviewed in detail the Compensation of the Company’s three executive officers. In the opinion of the Committee, the compensation of the three executive officers of the Company is reasonable in view of its performance and the respective contributions of such officers to the Company’s performance.

In determining the management compensation, this Committee compares the compensation paid to management to the level and structure of compensation paid to management of competing companies. Additionally, the Committee considers the sales and earnings performance of the Company compared to competing and similarly situated companies. The Committee also takes into account such relevant external factors as general economic conditions, geographic market of work place, stock price performance and stock market prices.

Management compensation is designed to be comprised of 70% to 80% of fixed salary, and 20% to 30% variable compensation based on performance factors. Stock options are granted at the discretion of the Board of Directors, and there is no set minimum or maximum amount of options that can be issued. Performance factors that determine management compensation are sales, net income of the Company, and individual performance. Due to the Company’s failure to achieve net income goals in fiscal 2002, no bonuses or stock options were awarded to the Chief Executive officer or any other executive officer.

The committee examines compilations of executive compensation such as various industry compensation surveys for middle market companies. In 2002, the compensation for the Chief Executive Officer and the other executive officers was comparable to other Chief Executive Officers and executive offices of middle market companies in related industries.

Mr. Knapp, a member of the Committee, is also an executive officer of the Company. However, Mr. Knapp abstained from any considerations with respect to any decision directly affecting his compensation.

     Compensation Committee

     Walter Straub, Scott Broomfield, and Geoffrey Knapp

     The Report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates the report by reference.

9

Stock Price Performance Graph

     The following graph shows a comparison of cumulative total returns for the Company, the NASDAQ Composite Stock Market Index and the NASDAQ Computer and Data Processing Services Index, during the period commencing on September 30, 1997 and ending on September 30 2002. The comparison assumes $100 was invested on September 30, 1997 in each of the Common stock, the NASDAQ Stock Market Composite Index, and the NASDAQ Computer and Data Processing Services Stock Index and assumes the reinvestment of all dividends, if any.

THE STOCK PRICE PERFORMANCE GRAPH IS PURELY HISTORICAL INFORMATION AND SHOULD NOT BE RELIED UPON AS INDICATIVE OF FUTURE PRICE PERFORMANCE.

     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates the report by reference.

PROPOSAL 2: CONFIRMATION OF INDEPENDENT AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the 2002 fiscal year. Ernst & Young LLP has been the independent auditors of the Company for many years. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

Recommendation

     The Board of Directors unanimously recommends that the Company’s stockholders vote FOR ratification of Ernst & Young LLP as independent auditors for the 2003 fiscal year.

10

OTHER BUSINESS

     The Board of Directors knows of no matters other than those described herein, which are to be brought before the Annual Meeting. If any other proper matters are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

ANNUAL REPORTS

     The Company’s 2002 Annual Report to Stockholders, which includes audited financial statements for the Company’s fiscal year ended September 30, 2002, will accompany this proxy statement being mailed to stockholders of record on February 7, 2003. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, and any amendments thereto, is available without charge to any stockholder of the Company upon written request to CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708, Attention: Finance Department.

SUBMISSION OF STOCKHOLDERS PROPOSALS

     Stockholders of the Corporation wishing to include proposals to be put before the stockholders at the Annual Meeting of Stockholders of the Company to be held in 2004, must submit the same in writing so as to be received at the executive offices of the Company on or before September 23, 2003. Such proposals must also meet the other requirements of the rules of Securities and Exchange Commission relating to stockholders’ proposals. Proposals should be addressed to the Chief Financial Officer of the Company.

BY ORDER OF THE BOARD OF DIRECTORS:

Geoffrey D. Knapp Secretary

Dated: February 7, 2003 at Fountain Valley, California

11

CAM COMMERCE SOLUTIONS, INC.
ANNUAL MEETING OF SHAREHOLDERS – APRIL 10, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of CAM Commerce Solutions, Inc. (the “Company”) hereby appoints Geoffrey D. Knapp, the Secretary of the Company and, Paul Caceres Jr., the Chief Financial Officer of the Company, and each of them, each with full power to act without the other, and each with full power of substitution, as proxy to vote all shares of common stock of the undersigned at the annual meeting of shareholders of the Company to be held on April 10, 2003 at 2:00 P.M., Pacific Standard Time, and at any adjournments thereof, and to attend and act for and on behalf of the undersigned at such meeting to the same extent and with same power as if the undersigned were personally present at said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the proxies named above are specifically directed to vote as indicated on the reverse side hereof.

SEE REVERSE SIDE

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders
CAM COMMERCE SOLUTIONS, INC.
April 10, 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”
IN ITEM 1 AND “FOR” ITEM 2

     1.     ELECTION OF DIRECTORS

FOR All Nominees__________    WITHHELD All Nominees__________

Nominees:
Geoffrey Knapp
Walter Straub
David Frosh
Scott Broomfield
Donald Clark

Withheld for the following only: (Write the name of the nominee(s) in the space below)

2.     PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY

FOR____________   AGAINST___________   ABSTAIN___________

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2., THIS PROXY AUTHORIZES THE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IMPORTANT: Please SIGN, DATE AND RETURN this proxy as soon as possible to American Stock Transfer & Trust Company, 6201 15TH Avenue, Brooklyn, New York 11219, Attn: Proxy Dept.

SIGNATURE_______________________________	DATE____________________

SIGNATURE_______________________________	DATE____________________
Signature is Held Jointly

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Appendix A

LETTER TO SHAREHOLDERS

Dear Shareholder,

In 2002, we continued to make progress against our strategic plan under difficult market conditions. We got off to a weak start, but the last two quarters gave us a strong finish. The Company was profitable in fiscal 2002, albeit with the help of a $715,000 gain from the sale of our Access Retail Management business in May.

One of our stated goals is to build high margin recurring revenues and to become less dependent on new system sales. We made progress towards this goal. Another stated goal is to be a “total infrastructure provider” for the automation needs of the small- to medium-size retailer. The Company made significant progress towards this goal with the introduction of new products and significant new versions of existing products. Hundreds of new customers were added (thousands if you count those retailers adopting our Retail ICE Software). During this downturn in the economy and our market, we were focused on being fiscally conservative. This strengthened our already strong balance sheet during the year, increasing our cash position and marketable securities to $10.6 million from $9.5 million. The Company also achieved significant increases in gross margins during the year and controlled expenses.

All things considered, we had a good year. Most importantly, we put ourselves in a position to achieve greater success going forward without any material improvement in the market or economy. I am very proud of what our dedicated employees accomplished in what is certainly the most difficult market environment we have encountered since becoming a public company in 1987.

MARKET CONDITIONS

Sales of new systems were very slow for the vast majority of our market. I am not aware of any meaningful competitor that experienced strong results in this area. Retailers overall were cautious with new technology spending and were putting off major purchase decisions if they could.

In my opinion, the Y2K hangover is not completely over for our market. In 1999, many retailers purchased new systems and major upgrades to become Y2K compliant. The small retailer’s purchasing cycle for new systems is 5 to 7 years, with many keeping systems much longer. The majority of systems in use by small retailers are still legacy systems that will eventually need to be upgraded, but this shows the resistance to purchasing new systems that many retailers exhibit unless there is a compelling reason to change.

In general, the small retailer has been under pressure for several years now from the “big box” retailers and category killers. When
Wal-Mart moves into a small town, a certain number of small retailers eventually go out of business. There has also been a trend towards consolidation among small regional chains. The result has been that the number of retailers that fit the sweet spot for our target market has declined, while at the same time there are at least as many competitors as there have ever been. On the positive side, our market share has increased, but the net result has still been a decline in new system sales in terms of total dollars.

As a result of the more challenging market conditions, our average traditional competitor is weaker and many are clearly struggling to survive. Major competitors are still selling products based on very outdated technology and a lack of resources appears to have kept them from opening new markets and bringing their products up-to-date. At the same time, we have been able to continue to make strong investments in our products and company. I feel this has created a situation where the gap between our products and services and those of the majority of our competitors has widened to our advantage. I expect this to help us increase market share as we go forward.

Furthermore, we are the only company of any size providing our products and services to our core market on a direct basis. The direct model allows us to benefit from recurring revenue streams to a much greater extent than our competitors, who sell primarily through resellers. Our recurring revenues from our services alone are greater than the total sales of almost all of our competitors.

REVENUE TRENDS

While new sales were lower year-to-year, service revenue was up. A very positive trend is the run rate on our X-Charge payment processing revenues, which doubled from the beginning to the end of the year. We now have well over 1,000 customers signed up on this service and we are deriving more than $1 million annually in processing fees. This has been a successful, high margin business for us. And, we are focused on continuing its strong growth.

LETTER TO SHAREHOLDERS CONT.

Our primary vehicle for increasing X-Charge’s growth on an ongoing basis is the development of a reseller channel. Recently, we launched the X-Charge reseller effort and to date have more than 50 resellers who have either committed to the program or have indicated their intention to commit to the program. Our ability to achieve “significant” long term success with X-Charge will be dependent on signing up “productive” resellers and maintaining those relationships.

In an effort to continue to create and grow high margin, recurring revenue opportunities, we are currently working on expanding our
X-Charge offering to provide retailers the ability to do direct debit card processing, signature capture and gift cards. These are all products we expect to deliver in the coming months, and each of these products has a corresponding recurring revenue opportunity.

Over the past year we launched a new product called “A-Trade”. This product provides retailers the ability to integrate their Retail STAR and Retail ICE system to eBay’s trading system, utilizing eBay’s licensed API’s. While still exciting in its long term potential, we are finding that we have to help create the market rather than serve one that already exists. Only a tiny fraction of our customers utilize eBay or are exceptionally familiar with how eBay works. What this means is that we have to educate customers one at a time. Eventually, we expect this market to gain momentum, as eBay offers a wonderful opportunity for our customers to dispose of hard-to-sell merchandise and to develop new sales channels. Our software is currently working in the market place and we are in the process of building success stories that we hope will drive future business. We don’t expect A-Trade to have any material effect on short-term revenues and profit.

While it is impossible to predict, it does seem like the decline in new system sales has bottomed out. We are not expecting any material improvement in this area in the short term. As I have stated in the past, it is our goal and expectation to succeed without seeing any meaningful change in market conditions.

LOOKING FORWARD

After 15 years of being a public company we know that investors want to know why they should expect us to succeed to a greater degree now than in the past. They want to know what they have to get excited about. One of the most valuable assets we have after 20 years of being in business is our very large customer base. Our ability to provide our customers with new ways to do business that significantly enhance their profitability, while simplifying their operations, while at the same time creating high margin, recurring revenue opportunities for CAM is the key to our future success. We don’t expect any meaningful growth in the short term in system sales to small retailers. That is not to say they we don’t see pockets of opportunity and that we don’t believe we can grow this area of our business. We just don’t think it will provide the type of excitement and returns that our shareholders are looking for. However, new system sales are the basis for producing the recurring revenues I have talked about. The system sale has become the “razor” while the services have become the razor blade. The services offer us the higher growth and higher profit opportunities.

We are very early into our reseller program, but the primary opportunity that we see is for developing resellers that are built around our software products that allow resellers to build their own recurring revenue opportunities. The reseller channel offers tremendous leverage if we can create a formula for success. It is a business that is independent of our traditional systems business and it is one where we are certainly responding to a need in the market. Based on the time it takes to bring a new reseller up to speed and the potential for software integration development cycles, we don’t expect to see meaningful revenue from this initiative this coming fiscal year, but we could have a pretty good idea what we can expect within six months. This largely relates to the rate of sign ups of new resellers and the corresponding productivity of an average reseller. Once we have a large enough sample size we will be able to make a meaningful prediction as to what we can expect in regards to future revenues and profits from the reseller channel.

LETTER TO SHAREHOLDERS CONT.

It is my goal and expectation that we will get to the point over the next two years where we have built up a level of high margin, recurring revenues such that the Company will be profitable regardless of whether we have a good or bad quarter in regards to new system sales and that this growing stream of recurring revenue will provide exciting year over year growth in earnings on a consistent basis that will finally create the shareholder value and future growth in that value, which our shareholders want and expect. If overall market conditions turn up then this would add to our expectations.

I would like to thank the dedicated, hard working employees at CAM for making this past year a success in a difficult market. We have been very fortunate to have attracted and retained the most talented group of professionals in the industry.

Best Regards,

  /s/ GEOFF KNAPP

Geoff Knapp
CEO & Chairman
CAM Commerce Solutions

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)

CAUTIONARY STATEMENT

You should read the following discussion and analysis with our Audited Consolidated Financial Statements and related Notes thereto contained elsewhere in this Report. The Company urges you to carefully review and consider the various disclosures made in this report and in our other reports filed with the Securities and Exchange Commission.

The section entitled “Risk Factors” set forth in the Company’s Form 10-K, and similar discussions in the Company’s other SEC filings, discuss some of the important risk factors that may affect the business, results of operations and financial condition. You should carefully consider those risks, in addition to the other information in this Report and in our other filings with the SEC, before deciding to purchase, hold or sell our common stock.

All statements included or incorporated by reference in this Report, other than statements of historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be subject to the safe harbor provisions of such act. Examples of forward-looking statements include, but are not limited to, competition, market conditions, new products, reseller program, new system sales, statements concerning projected revenue, expenses, gross profit, gross margin and income, our accounting estimates, assumptions and judgments, the impact of our adoption of new rules on accounting for goodwill and other intangible assets, the effectiveness of our expense and cost control and reduction efforts, the market acceptance and performance of our products, implications of our lengthy sales cycle, the competitive nature in our markets, and our future capital requirements. These forward-looking statements are based on our current expectation, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” similar expressions, and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date of this Report and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are set forth in “Risk Factors,” in the Company’s Form 10-K. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with accounting principals generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of net revenue and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and intangible asset valuations, deferred income tax asset valuation allowances, and other contingencies. The estimates and assumptions are based on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent there are material differences between our estimates and the actual results, our future results of operations will be affected.

We believe the following critical accounting policies require the Company to make significant judgments and estimates in the preparation of the consolidated financial statements:

REVENUE, RECEIVABLES AND INVENTORY

The Company derives revenue from the sale of computer hardware, computer software, post contract customer support, and installation services. System revenue from hardware and software sales is recognized at the time of shipment. Service revenue related to post contract customer support is recognized on a monthly basis over the period of the service contract. Revenue from installation services is recognized in the period installation services are performed. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required. The Company writes down inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs could be required.

GOODWILL AND PURCHASED INTANGIBLE ASSETS

The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. Goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. The amounts and useful lives assigned to intangible assets impact future amortization. If the assumptions and estimates used to allocate the purchase price change in the future, purchase price adjustments or future asset impairment charges could be required.

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS

The value of our intangible assets could be impacted by future adverse changes such as (i) any future declines in our operating results, (ii) any failure to meet our future performance projections (iii) an increase in severity of the recent economic slowdown. The Company evaluates these assets used in operations on an annual basis or more frequently if indicators of impairment exist. An annual impairment review will be performed during the fourth quarter of each year or more frequently if indicators of impairment exist. In the process of the annual impairment review, the Company will use the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies to determine the fair value of our assets. Significant management judgment is required in the forecast of future operating results that are used in the discounted cash flow method of valuation. The estimates used are consistent with the plans and estimates that the Company uses to manage the business. It is reasonably possible, however, that certain of our products will not gain or maintain market acceptance, which could result in estimates of anticipated future net revenue differing materially from those used to assess the recoverability of these assets. In that event, revenue and costs forecasts would not be achieved, and the Company could incur additional impairment charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)

RESULTS OF OPERATIONS
FISCAL 2002 COMPARED WITH FISCAL 2001

NET REVENUES

Net revenues for the year ended September 30, 2002 decreased 1% to $20.5 million, consisting of a 7% decrease in system revenues, and a 13% increase in service revenues compared to the year ended September 30, 2001. The decrease in system revenues was due to lower sales demand of new systems resulting from the more cautious attitude by retailers to purchase capital equipment following the September 11 events. The increase in service revenues was related to X-Charge credit card processing revenue and the additional service revenues from the acquisition of the Addcash customer base.

GROSS MARGIN

Gross margin for the twelve months ended September 30, 2002 was 53% compared to 49% for the year ended September 30, 2001. Gross margin on system revenues for the fiscal year ended September 30, 2002 was 50% compared to 49% for the same period of 2001. The increase in gross margin for system revenues was a result of less price discounting. Gross margin on service revenue for the year ended September 30, 2002 was 59% as compared to gross margin of 50% for the year ended September 30, 2001. The increase in gross margin for service revenue is related to the X-Charge recurring credit card processing revenue, which yielded higher margins due to a lower cost structure.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consists primarily of personnel related expenses including salaries, sales commissions and employee benefits, marketing, advertising and tradeshow expenses, facilities expense, telephone, travel, insurance, and depreciation expense. Selling, general and administrative expenses expressed as a percentage of net revenues decreased to 49% for the year ended September 30, 2002 as compared to 51% for the same period of 2001. Selling, general and administrative expenses for the year ended September 30, 2002 totaled $9,956 as compared to $10,663 for the year ended September 30, 2001. The decrease was related to the decrease in marketing expense, legal expense and telephone expense.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development expense consists primarily of salaries and related costs of employees engaged in design, development, and quality assurance activities to develop new software products and to enhance existing software products. Research and development expense for the year ended September 30, 2002 totaled $1,804 compared to $1,948 for the year ended September 30, 2001. The decrease was due to higher capitalization of costs to develop new marketable software and to enhance existing systems software, in conjunction with a decrease in payroll expense in fiscal 2002.

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

During the quarter ended September 30, 2002, the Company performed an assessment of the carrying values of intangible assets. Based on the evaluation, it was determined that goodwill related to the acquisition of assets from Addcash during the year was fully impaired. This resulted in an asset impairment charge of $135 for fiscal year 2002 compared to an asset impairment charge of $1,899 recorded in fiscal 2001 related to goodwill and other intangible assets from other various acquisitions.

DISPOSAL OF ASSETS

In May 2002, the Company completed the sale of assets of Access Retail Management consulting group for $800. The net gain from the sale of assets totaled $715. Revenue from Access consulting services represented 2% and 3% of total revenues for fiscal years ended September 30, 2002 and 2001, respectively. The Company believes the sale of Access consulting will not have any significant impact on the business.

INTEREST INCOME

Interest income reflects interest earned on average cash and cash equivalents and marketable available for sale debt securities. Interest income for the year ended September 30, 2002 was $261 or 1% of net revenue, a decrease of $232 as compared with $493 or 2% of revenues for the year ended September 30, 2001. The decrease resulted primarily from an overall decline in interest rates over the past year.

INCOME TAXES

Income tax benefit of $365 was recorded during the year ended September 30, 2002, primarily as a result of a recent tax law revision related to net loss carrybacks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)

RESULTS OF OPERATIONS
FISCAL 2001 COMPARED WITH FISCAL 2000

NET REVENUES

Net revenues for the year ended September 30, 2001 decreased 3% to $20.8 million, consisting of an 10% decrease in system revenues, and a 23% increase in service revenues compared to the year ended September 30, 2000. The decrease in system revenues was due to lower sales of new systems to the vertical market of Profits and CAM products in comparison to the higher amount of system upgrades sold in fiscal 2000. This decrease was slightly offset by an increase in sales of the Company’s Retail Star product, supplies, and MicroBiz software. The increase in service revenues was related to the acquisition of the MicroBiz and WorkPro customer bases.

GROSS MARGIN

Gross margin on system revenues for the fiscal year ended September 30, 2001 was 49% compared to 44% for the same period of 2000. The increase in gross margin for system revenues was due to the lower costs of computer equipment in addition to a higher percentage of software sales and X-Charge credit card processing fees. Software sales and credit card processing fees yield a higher gross margin overall than other peripheral equipment and hardware sales. Gross margin on service revenue for the year ended September 30, 2001 was 50% as compared to gross margin of 45% for the year ended September 30, 2000. The increase in gross margin for service revenue is related to the acquisition of the WorkPro customer base, which yielded higher margins due to lower costs to support this product.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consists primarily of personnel related expenses including salaries, sales commissions and employee benefits, marketing, advertising and tradeshow expenses, facilities expense, telephone, travel, insurance, and depreciation expense. Selling, general and administrative expenses expressed as a percentage of net revenues increased to 51% for the year ended September 30, 2001 as compared to 43% for the same period of 2000. Selling, general and administrative expenses for the year ended September 30, 2001 totaled $10,663 as compared to $9,149 for the year ended September 30, 2000. The increase was related to the increases in payroll expense, travel expenses, trade show expense, insurance expense, and telephone expense.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development expense consists primarily of salaries and related costs of employees engaged in design, development, and quality assurance activities to develop new software products and to enhance existing software products. Research and development expense for the year ended September 30, 2001 totaled $1,948 compared to $1,744 for the year ended September 30, 2000. The increase was attributed to an increase in research and development expense related to Retail Star and the development of new products.

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

During the quarter ended June 30, 2001, the Company performed an assessment of the carrying values of intangible assets. Based on the evaluation, it was determined that goodwill and other intangible assets related to the MicroBiz acquisition and various other acquisitions were impaired. This resulted in an asset impairment charge of $1,899 for fiscal year 2001. There were no asset impairment charges incurred in fiscal 2000.

INTEREST INCOME

Interest income reflects interest earned on average cash and cash equivalents. Interest income for the year ended September 30, 2001 was $493 or 2% of net revenue, an increase of $93 as compared with $400 or 2% of revenues for the year ended September 30, 2000. The increase resulted primarily from higher average cash balances during fiscal year 2001 offset by an overall decline in interest rates over the past year.

INCOME TAXES

The estimated tax benefit rate for the year ended September 30, 2001 was 4% as compared to the effective tax benefit rate of 34% for the year ended September 30, 2000. The decrease in the effective tax benefit rate was primarily due to an increase in the valuation allowance and nondeductible goodwill amortization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)

LIQUIDITY AND CAPITAL RESOURCES

The Company’s cash and cash equivalents plus marketable securities totaled $10,612 on September 30, 2002 compared to $9,451 on September 30, 2001. The Company generated $1,448 from operations in fiscal 2002 compared to $249 in fiscal 2001. The Company used $1,123 for the purchase of fixed assets and capitalized software in fiscal 2002 compared to $678 in fiscal 2001. The Company spent $156 for the acquisition of Addcash and received $720 in net proceeds from the sale of Access Management Consulting business and $258 from the exercise of stock options in fiscal 2002. The Company used $1,505 for the purchase of marketable securities in fiscal 2002.

The Company has no significant commitments for expenditures. Management believes the Company’s existing working capital, coupled with funds generated from the Company’s operations will be sufficient to fund its presently anticipated working capital requirements for the foreseeable future.

Inflation has had no significant impact on the Company’s operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July 2002, the FASB issued Statement No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” (Statement 146) effective for fiscal years beginning after December 31, 2002. This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” Under Statement 146, recognition of a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. The Company is planning on adopting Statement 146 in fiscal year 2003. The Company does not anticipate any impact on the Company’s results of operations or financial position upon adoption of Statement 146.

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30,

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$9,093	$9,451
Marketable available-for-sale securities	1,519	—
Accounts receivable, net of an allowance for doubtful accounts of $125 in 2002 and $250 in 2001	1,842	2,262
Inventories	324	465
Other current assets	146	124

Total current assets	12,924	12,302
Property and equipment, net	972	763
Intangible assets, net	1,177	1,323
Other assets	338	408

Total assets	$15,411	$14,796

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$563	$733
Accrued compensation and related expenses	547	522
Customer deposits and deferred service revenue	1,295	1,084
Other accrued liabilities	235	255

Total current liabilities	2,640	2,594
Long-term liabilities:
Notes payable	13	—

Total liabilities	2,653	2,594
Commitments and contingencies (note 4)
Stockholders’ equity:
Common stock, $.001 par value, 12,000 shares authorized, 3,109 shares issued and outstanding in 2002 and 3,023 shares in 2001	3	3
Paid-in capital in excess of par value	13,886	13,628
Accumulated other comprehensive income	14	—
Retained earnings (deficit)	(1,145)	(1,429)

Total stockholders’ equity	12,758	12,202

Total liabilities and stockholders’ equity	$15,411	$14,796

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years Ended September 30,

	2002	2001	2000

REVENUES
Net system revenues	$14,052	$15,096	$16,706
Net service revenues	6,423	5,661	4,605

Total net revenues	20,475	20,757	21,311

COSTS AND EXPENSES
Cost of system revenues	6,987	7,754	9,425
Cost of service revenues	2,650	2,845	2,528

Total cost of revenues	9,637	10,599	11,953
Selling, general and administrative expenses	9,956	10,663	9,149
Research and development expenses	1,804	1,948	1,744
Asset impairment charge	135	1,899	—
Gain on disposal of assets	(715)	—	—
Interest income	(261)	(493)	(400)

Total costs and expenses	20,556	24,616	22,446

Loss before taxes	(81)	(3,859)	(1,135)
Benefit for income taxes	(365)	(161)	(389)

Net income (loss)	$284	$(3,698)	$(746)

Basic net income (loss) per share	$0.09	$(1.22)	$(.28)

Diluted net income (loss) per share	$0.09	$(1.22)	$(.28)

Shares used in computing basic net income (loss) per share	3,060	3,020	2,644

Shares used in computing diluted net income (loss) per share	3,189	3,020	2,644

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

	Years Ended September 30,

	2002	2001	2000

Operating activities:
Net income (loss)	$284	$(3,698)	$(746)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,079	1,477	929
Asset impairment charge	135	1,899	—
Gain on disposal of assets	(715)	—	—
Provision for doubtful accounts	(125)	(60)	(70)
Decrease in other assets	9	—	—
Net change in operating assets and liabilities	781	631	(596)

Cash provided by (used in) operating activities	1,448	249	(483)

Investing activities:
Purchase of property and equipment	(732)	(439)	(438)
Capitalized software development costs	(391)	(239)	(291)
Purchase of marketable securities	(1,505)	—	—
Net proceeds from disposal of assets	720	—	—
Business acquisitions	(156)	(600)	(1,800)

Cash used in investing activities	(2,064)	(1,278)	(2,529)

Financing activities:
Proceeds from exercise of stock options	258	36	828
Proceeds from equity private placement	—	—	7,579

Cash provided by financing activities	258	36	8,407

Net increase (decrease) in cash and cash equivalents	(358)	(993)	5,395
Cash and cash equivalents at beginning of year	9,451	10,444	5,049

Cash and cash equivalents at end of year	$9,093	$9,451	$10,444

See accompanying notes.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000 (IN THOUSANDS)

				Accumulated
			Paid-in	Other	Notes
	Common Stock		capital in	Compre-	receivable for	Retained
			excess of	hensive	purchase of	earnings
	Shares	Amount	par value	Income	common stock	(deficit)	Total

Balance at September 30, 1999	2,213	$2	$4,586	—	$(15)	$3,015	$7,588
Issuance of common stock upon exercise of stock options	269	—	828	—	—	—	828
Issuance of units for private placement	500	1	7,578	—	—	—	7,579
Issuance of common stock for software and licensing rights	30	—	600	—	—	—	600
Notes receivable write-off	—	—	—	—	8	—	8
Net and comprehensive loss	—	—	—	—	—	(746)	(746)

Balance at September 30, 2000	3,012	3	13,592	—	(7)	2,269	15,857
Issuance of common stock upon exercise of stock options	11	—	36	—	—	—	36
Notes receivable write-off	—	—	—	—	7	—	7
Net and comprehensive loss	—	—	—	—	—	(3,698)	(3,698)

Balance at September 30, 2001	3,023	3	13,628	—	—	(1,429)	12,202
Issuance of common stock upon exercise of stock options	86	—	258	—	—	—	258

Net income	—	—	—	—	—	284	284
Other comprehensive income:
Unrealized gain on marketable securities	—	—	—	14	—	—	14

Comprehensive income							298

Balance at September 30, 2002	3,109	$3	$13,886	$14	$—	$(1,145)	$12,758

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS, AND PRESENTATION

CAM Commerce Solutions Inc., (CAM or the Company), (formerly known as CAM Data Systems, Inc.) provides total commerce solutions for small to medium size, traditional and web retailers that are based on the Company’s open architecture software products for managing inventory, point of sale, sales transaction processing and accounting. In addition to software, these solutions often include hardware, installation, training, service and credit card processing services provided by the Company. The accompanying financial statements consolidate the accounts of the Company and its wholly-owned subsidiary. Effective April 1, 2001 CAM Commerce Solutions, Inc. dissolved its wholly owned subsidiary Microbiz Corporation (“MicroBiz”) and have incorporated the product and operations into CAM. All significant intercompany balances and transactions have been eliminated.

CASH EQUIVALENTS

Cash equivalents represent highly liquid investments with original maturities of three months or less.

MARKETABLE SECURITIES

All investment securities are considered to be available-for-sale and are carried at fair value. Management determines classification at the time of purchase and re-evaluates its appropriateness at each balance sheet date. The Company’s marketable securities at September 30, 2002 consist of debt instruments that bear interest at various rates. The investments mature in the amounts of $256 and $1,263 in fiscal years 2003 and 2004, respectively. The Company had no marketable securities in 2001 or 2000. The gross unrealized gains on securities available-for-sale at September 30, 2002 were $14. There were no realized gains (losses) for the twelve month period ended September 30, 2002.

CONCENTRATIONS OF CREDIT RISK

The Company sells its products primarily to small to medium size retailers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses have traditionally been minimal and such losses have been within management’s expectations.

INVENTORIES

Inventories are stated at the lower of cost determined on a first-in, first-out basis, or net realizable value, and are composed of electronic point of sale hardware and computer equipment used in the sale and service of the Company’s products.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable and accounts payable. The Company believes all of the financial instruments’ recorded values approximated their fair values at September 30, 2002 and 2001.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and is composed of the following:

	September 30,

	2002	2001

Computer equipment and furniture	$2,008	$2,210
Automobiles	82	64
Demonstration and loaner equipment	123	207

	2,213	2,481
Less accumulated depreciation	1,241	1,718

	$972	$763

Depreciation is provided on the straight-line method over the estimated useful lives (primarily three to five years) of the respective assets.

LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Effective fiscal year 2002, the Company adopted Statement of Financial Accounting Standard No. 141, “Business Combinations” (Statement 141), No. 142, “Goodwill and Other Intangible Assets “(Statement 142), and No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement 144). Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but, instead, will be subject to annual impairment tests in accordance with Statement 142. Other intangible assets will continue to be amortized over their useful lives. In accordance with Statement 144, assets held for sale will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the components. The adoption of Statements 142 and 144 had no impact on the Company’s results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

During the quarter ended September 30, 2002, the Company performed a review for impairment of all long-lived assets. Based on its evaluation, the Company determined that all long-lived assets related to Addcash were fully impaired. As a result, the Company recorded an impairment charge of $135. The Company believes no additional impairment exists related to long-lived assets at September 30, 2002.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principals generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of net revenue and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and intangible asset valuations, deferred income tax asset valuation allowances, and other contingencies. The estimates and assumptions are based on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent there are material differences between our estimates and the actual results, our future results of operations will be affected.

REVENUE RECOGNITION POLICY

The Company derives revenues from the sale of computer hardware, computer software, post contract customer support (PCS), installation and consulting services. System revenue from hardware and software sales is recognized at the time of shipment. Service revenue allocable to PCS is recognized ratably on a monthly basis over the period of the service contract. Consulting revenue is recognized in the period the service is performed. The Company defers and recognizes installation revenue upon completion of the installation process.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, (Statement 146) effective for fiscal years beginning after December 31, 2002. This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”. Under Statement 146, recognition of a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. The Company is planning on adopting Statement 146 in fiscal year 2003. The Company does not anticipate any impact on the Company’s results of operations or financial position upon adoption of Statement 146.

PER SHARE INFORMATION

Basic net income (loss) per share is based upon the weighted average number of common shares outstanding for each period presented. Diluted net income (loss) per share is based upon the weighted average number of common shares and common equivalent shares outstanding for each period presented. Common equivalent shares include stock options and warrants assuming conversion under the treasury stock method. Common equivalent shares are excluded from diluted income (loss) per share if their effect is anti-dilutive. There are 447 options and 350 warrants outstanding at September 30, 2002 that were excluded from the computation because their effect is anti-dilutive

The computation of basic and diluted earnings per share for the three years ended September 30, 2002, 2001, and 2000 is as follows:

	Years Ended September 30,

	2002	2001	2000

Numerator:
Net income (loss) for basic and diluted net income (loss) per share	$284	$(3,698)	$(746)

Denominator:
Weighted-average shares outstanding	3,060	3,020	2,644

Denominator for basic net income (loss) per share-weighted-average shares	3,060	3,020	2,644
Effect of dilutive securities:
Stock options	129	—	—

Denominator for diluted net income (loss) per share — weighted-average shares and assumed conversions	3,189	3,020	2,644

Basic net income (loss) per share	$0.09	$(1.22)	$(.28)

Diluted net income (loss) per share	$0.09	$(1.22)	$(.28)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

ADVERTISING

The Company expenses the production costs of advertising as incurred. Advertising expenses for the years ended September 30, 2002, 2001, and 2000 were $570, $863 and $773, respectively.

RESEARCH AND DEVELOPMENT EXPENDITURES

Research and development expenditures are expensed in the period incurred.

STATEMENTS OF CASH FLOWS

Net changes in operating assets and liabilities as shown in the statements of cash flows are as follows:

	Years Ended September 30,

	2002	2001	2000

Decrease (increase) in:
Accounts receivable	$545	$(420)	$1,727
Inventories	176	231	67
Other current assets	(22)	393	(820)
Other assets	70	(104)	302
Increase (decrease) in:
Accounts payable	(170)	89	(1,000)
Note payable	13	—	—
Accrued compensation	25	45	(633)
Customer deposits	164	230	(45)
Other accrued liabilities	(20)	167	(194)

Net changes in operating assets and liabilities	$781	$631	$(596)

STOCK OPTION PLANS

The Company intends to continue to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has made pro forma disclosures as required by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

SEGMENTS

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), established standards for the way that public business enterprises report selected financial information about operating segments in annual and interim financial statements and significant foreign operations. Because the Company operates in one business segment and has no significant foreign operations, no additional reporting is required under SFAS 131.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2001 financial statements to conform with the fiscal 2002 presentation.

2. INTANGIBLE ASSETS

The Company capitalizes costs incurred to develop new marketable software and enhance the Company’s existing systems software. Costs incurred in creating the software are charged to expense when incurred as research and development until technological feasibility has been established through the development of a detailed program design. Once technological feasibility has been established, software production costs are capitalized and reported at the lower of amortized cost or net realizable value.

License agreements, capitalized software, and goodwill are amortized on the straight-line method over estimated useful lives ranging from three to eight years. Amortization of capitalized software costs commence when the products are available for general release to customers.

Intangible assets are stated at cost and consist of the following:

	September 30,

	2002	2001

Capitalized software costs	$3,217	$2,856
Goodwill	2,752	2,617

	5,969	5,473
Less:
Accumulated amortization	2,758	2,251
Accumulated asset impairment charges	2,034	1,899

	$1,177	$1,323

During the current year, the Company capitalized $391 in software costs related to the CAM and Star products.

Amortization of capitalized software costs and goodwill, charged to cost of sales and expense for the years ended September 30, 2002, 2001 and 2000, were $536, $859, and $362, respectively.

In December 2001, the Company acquired certain assets of Addcash Systems to expand sales in the San Francisco Bay Area. Addcash Systems sells and services point of sale systems for small to medium size retailers. The acquisition was accounted for using the purchase method of accounting. The Company paid $156 in cash for the acquisition and assumed liabilities of $47 from Addcash, of which $135 was capitalized as an intagible asset at the time of the acquisition and then written off during the fourth quarter of 2002 when the asset was determined to be fully impaired. Addcash Systems’ office location is in Burlingame, California.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

DISPOSAL OF ASSETS-ACCESS RETAIL MANAGEMENT

In May 2002, the Company completed the sale of assets of Access Retail Management for $800 to Private Business Inc. Access Retail Management provides merchandise planning services to retailers. The net gain from the sale of assets totaled $715. Revenue from Access consulting services represented 2% and 3% of the Company’s revenues for fiscal years ended September 30, 2002 and 2001, respectively. As part of the purchase agreement, Private Business Inc. shall discontinue selling its retail management point of sale system, and become a reseller of CAM’s Retail STAR point of sale system and X-Charge credit card processing services.

3. INCOME TAXES

The Company utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The provision (benefit) for income taxes consists of the following:

	Years Ended September 30,

	2002	2001	2000

Current:
Federal	$(375)	$—	$(684)
State	10	(70)	25

	(365)	(70)	(659)
Deferred:
Federal	—	(135)	279
State	—	44	(9)

	—	(91)	270

Total benefit	$(365)	$(161)	$(389)

A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense (benefit) is as follows:

	Years Ended September 30,

	2002	2001	2000

Income tax at statutory rate	$(28)	$(1,312)	$(386)
Increases (decreases) in taxes resulting from:
Change in valuation allowance	(292)	639	(3)
Research and development tax credit	(77)	(95)	(89)
State income taxes, net of federal benefit	7	(17)	10
Nondeductible goodwill	—	570	28
Meal and entertainment	15	15	16
Other, net	10	39	35

	$(365)	$(161)	$(389)

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Temporary differences and net operating loss carryforwards which give rise to deferred tax assets and liabilities are as follows:

	September 30,

	2002	2001	2000

Deferred tax assets:
Accruals not currently deductible for tax	$286	$400	$244
Book depreciation in excess of tax depreciation	141	71	24
Tax credit carryforwards	451	211	112
Net operating loss carryforwards	1,501	1,890	1,642

Total deferred tax assets	2,379	2,572	2,022
Valuation allowance for deferred tax assets	(2,034)	(2,378)	(1,584)

	345	194	438
Deferred tax liabilities:
Software costs capitalized for book purposes	(345)	(194)	(529)

Net deferred tax asset (liability)	$—	$—	$(91)

Income taxes paid were $10, $0, and $426 during the years ended September 30, 2002, 2001 and 2000, respectively.

The Company has provided a valuation allowance against a portion of its deferred tax assets due to uncertainties surrounding their realization. At September 30, 2002, federal and state net operating loss carryforwards were $3.6 million and $3.1 million, respectively. Federal net operating loss carryforwards begin to expire in 2020, while state operating loss carryforwards begin to expire in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

4. COMMITMENTS AND CONTINGENCIES

The Company is committed at September 30, 2002 under various operating leases for office facilities and equipment through June 2007. Minimum payments due under these leases, including amounts due to a related party as discussed below, are as follows:

Years ending September 30,

2003	$664
2004	635
2005	553
2006	548
2007	307

$2,707

Total rent expense for the years ended September 30, 2002, 2001 and 2000 was $701, $565 and $437, respectively.

In June 1997, the Company entered into a lease agreement with Geoffrey D. Knapp, Chief Executive Officer of the Company, to lease a building for a term of ten years, at current fair market value rates. The total original commitment under this lease term was $1.3 million. Rent expense incurred under this lease for the years ended September 30, 2002, 2001 and 2000 totaled $148, $144 and $136, respectively.

5. STOCK OPTIONS

The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In April 1993, the stockholders of the Company approved the Company’s 1993 Stock Option Plan (the “1993 Plan”) under which nonstatutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 1,200 shares of the Company’s common stock. The Plan has a term of ten years. There have been 1,200 options granted under the 1993 Plan as of September 30, 2002. The company has 713 shares reserved for issuance related to the plan.

In April 2000, the Company’s Board of Directors approved the Company’s 2000 Stock Option Plan (the “2000 Plan”) under which nonstatutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 500 shares of the Company’s common stock. The term of the plan is unlimited in duration. There have been 351 options granted under the plan as of September 30, 2002. The Company has 500 shares reserved for issuance.

A summary of stock option activity follows:

		Weighted	Weighted
		Average	Average
	Non-ISO	Exercise	Fair Value
	Shares	Price	of Options

Outstanding at
September 30, 1999	894	$3.14
Granted	356	$8.40	$3.15
Exercised	(269)	$3.07
Expired	(45)	$17.76

Outstanding at
September 30, 2000	936	$4.45
Granted	324	$3.92	$2.31
Exercised	(11)	$3.44
Expired	(177)	$7.06

Outstanding at
September 30, 2001	1,072	$3.87
Granted	137	$4.58	$2.26
Exercised	(86)	$2.53
Expired	(59)	$5.54

Outstanding at
September 30, 2002	1,064	$3.87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002 (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table summarizes information about stock options outstanding at September 30, 2002:

		Weighted
		Average
		Remaining	Weighted
	Number	Contractual	Average
Outstanding:	Outstanding	Life	Exercise Price

Range of Exercise Prices
$1.75 to $3.00	276	3.5	$2.46
$3.13 to $7.00	782	7.6	$4.31
$9.19 to $15.00	6	7.3	$14.03

		Weighted
	Number	Average
Exercisable:	Exercisable	Exercise Price

Range of Exercise Prices
$1.75 to $3.00	273	$2.46
$3.13 to $7.00	516	$4.24
$9.19 to $15.00	4	$13.95

Total:	793	$3.68

The weighted-average remaining contractual life of stock options outstanding at September 30, 2002, 2001 and 2000 was 6.6 years, 7.2 years and 7.5 years, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001 and 2000; risk free interest rate of 4.5%; no dividend yield; a volatility factor of the expected market price of the Company’s common stock of .355, .600 and .577; and a weighted-average life of each option of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options are amortized to expense over the option’s vesting period. The Company’s pro forma information follows:

	2002	2001	2000

Pro forma earnings (loss)	$(127)	$(4,213)	$(1,011)
Pro forma basic earnings (loss) per share	$(0.04)	$(1.40)	$(0.38)
Pro forma diluted earnings (loss) per share	$(0.04)	$(1.40)	$(0.38)

6. BENEFIT PLAN

The Company sponsors a 401(k) Plan for all eligible employees. The costs for the benefit plan totaled $11 for the year ended September 30, 2002. The Company may provide a matching contribution at the discretion of the Company’s Board of Directors. There was no contribution made in fiscal 2002, 2001 or 2000.

7. EQUITY PRIVATE PLACEMENT

In March 2000, the Company closed an $8 million equity private placement with a group of institutional investors. The units sold in the private placement were sold at a price of $16 per unit, with registration rights that called for the shares to be registered within 90 days of the closing. Each unit was comprised of 1 share of common stock and a warrant to purchase .7 of one share. The agreement on pricing for the private equity placement was based on a 60-day trailing average of the closing price of the Company’s stock less 15% or $16 per share, whichever was greater at the time of the close. After expenses, net proceeds to the Company were approximately $7.6 million. The Company received $4 million in funding upon the close and an additional $4 million after the shares were registered with the Securities and Exchange Commission. Under the agreement, each purchaser of ten shares of common stock in the private placement also received “warrants” to purchase an additional seven shares. At September 30, 2002 there are warrants outstanding for 175 shares exercisable at $24.94 per share, and 175 shares exercisable at $8.44 per share. The warrants have a 5 year life and expire September 2005. Proceeds, if any, will be used for general working capital requirements and to expand the Company’s market share.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
CAM Commerce Solutions, Inc.

We have audited the accompanying consolidated balance sheets of CAM Commerce Solutions, Inc. as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAM Commerce Solutions, Inc. at September 30, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Orange County, California
November 12, 2002

STOCK AND DIVIDEND DATA

The common stock of CAM Commerce Solutions, Inc., is traded on the Nasdaq National Market under the Nasdaq symbol CADA. Prior to February 18, 2000, the common stock was traded over the counter on the Nasdaq SmallCap Market. The quarterly market price information shown below represents the high and low sales prices for the periods.

Fiscal Year Ended September 30, 2002
Quarter Ended:	High	Low

December 31	$4.30	$2.67
March 31	4.99	4.09
June 30	4.55	3.40
September 30	3.94	3.20

Fiscal Year Ended September 30, 2001
Quarter Ended:	High	Low

December 31	$5.00	$2.75
March 31	5.375	3.125
June 30	4.68	3.20
September 30	4.60	2.20

As of November 19, 2002, there were approximately 200 holders of record of the Company’s common stock. The Company estimates there are in excess of 2,000 beneficial owners of the Company’s common stock.

The Company has not paid dividends in the past and the payment of dividends in the future is at the discretion of the Board of Directors, subject to any limitations imposed by the laws of the State of Delaware. The Company does not anticipate paying dividends in the foreseeable future.

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2002 Fiscal Quarter Ended

In thousands, except per share data.	Dec 31	Mar 31	June 30	Sept 30

Net system and service revenues	$4,868	$4,746	$5,383	$5,478
Gross profit	2,303	2,479	2,928	3,128
Income (loss) before taxes	(506)	(388)	752	62
Net income (loss)	(506)	(13)	752	52
Basic net income (loss) per share	(.17)	—	.25	.02
Diluted net income (loss) per share	(.17)	—	.23	02

	2001 Fiscal Quarter Ended

	Dec 31	Mar 31	June 30	Sept 30

Net system and service revenues	$5,174	$5,077	$4,978	$5,528
Gross profit	2,499	2,342	2,464	2,853
Income (loss) before taxes	(614)	(969)	(2,334)	58
Net income (loss)	(614)	(969)	(2,334)	219
Basic net income (loss) per share	(.20)	(.32)	(.77)	.07
Diluted net income (loss) per share	(.20)	(.32)	(.77)	.07

SELECTED CONSOLIDATED FINANCIAL DATA
FOR THE FIVE YEARS ENDED SEPTEMBER 30, 2002

In thousands, except per share data.	2002	2001	2000	1999	1998

Net system and service revenues	$20,475	$20,757	$21,311	$27,747	$18,781
Income (loss) before taxes	(81)	(3,859)	(1,135)	2,290	241
Net income (loss)	284	(3,698)	(746)	1,480	167
Basic net income (loss) per share	.09	(1.22)	(.28)	.69	.08
Diluted net income (loss) per share	.09	(1.22)	(.28)	.59	.08
Total assets	15,411	14,796	18,296	11,899	8,502
Working capital	10,284	9,708	11,467	5,013	3,804
Long-term debt	13	—	—	—	—
Stockholders’ Equity	$12,758	$12,202	$15,857	$7,588	$5,797
Shares used in computing net income (loss) per share:
Basic	3,060	3,020	2,644	2,157	2,092
Diluted	3,189	3,020	2,644	2,519	2,160

COMPANY INFORMATION

BOARD OF DIRECTORS

Geoffrey D. Knapp
Chairman and Chief Executive Officer
CAM Commerce Solutions, Inc.

David Frosh
President
Sperry Van Ness

Walter Straub
Chief Executive Officer
Rainbow Technologies

Corley Phillips
Investor

Scott Broomfield
Chief Executive Officer
Visual, Inc.

Donald A. Clark
Chief Executive Officer
C&C Companies

OFFICERS

Geoffrey D. Knapp
Chief Executive Officer

Greg Freeze
Chief Operating Officer

Paul Caceres Jr.
Chief Financial Officer

CORPORATE OFFICE

17075 Newhope Street
Fountain Valley, CA 92708
(714) 241-9241
Facsimile: (714) 241-9893
Internet address: http://www.camcommerce.com

REGISTRAR AND TRANSFER AGENT

American Stock Transfer Company
59 Maiden Lane
New York, NY 10007

INDEPENDENT AUDITORS

Ernst & Young LLP
18111 Von Karman Avenue, Suite 1000
Irvine, CA 92612

SECURITIES COUNSEL

Haddan & Zepfel LLP
4675 MacArthur Court #710
Newport Beach, CA 92660

GENERAL COUNSEL

Lundell & Spadafore
1065 Asbury Street
San Jose, CA 95126

FORM 10-K

A copy of the Company’s annual report on Form 10-K, (without exhibits), as filed with the Securities and Exchange Commission, will be furnished to any stockholder free of charge upon written request to the Company’s Corporate Finance Department at the Company’s corporate office.